Exhibit 10.1

Michael P. Connors

Chairman and

Chief Executive Officer

Personal & Confidential

December 17, 2013

Mr. R. James Cravens

Dear Jim,

I am pleased to confirm our offer to join Information Services Group, Inc. as our Executive Vice President and Chief Human Resources and Communications Officer reporting to me.  You will become a member of our ISG Executive Board (IEB) comprised of the top leaders of our firm.  As agreed, your start date will be January 15, 2014.

Your base salary will be $325,000 annually and you will be eligible for a target Global Annual Incentive Plan (GVIP) opportunity of $150,000 for 2014.

We will grant you 50,000 ISG Restricted Stock Units (RSUs) that will vest ratably over four years pursuant to our standard award agreement, which requires you to execute our standard restrictive covenant agreement. You have agreed to purchase up to an additional 25,000 ISG shares in the open market which we will match 1:1 with a grant of RSUs provided your open market purchases are completed by March 31, 2014.  The ISG matched RSUs will vest on the first anniversary of the grant date. You will be subject to our new ISG Share Holding Guidelines, which for this position is expected to be three times base salary.

You will be eligible for our normal employee benefit programs provided to employees of ISG including medical, dental, etc.  A complete benefits package with descriptions of the Company’s current benefits plans will be forwarded for your review under separate cover.  In addition as an executive officer of the Company you will be provided our standard Change in Control agreement.  To assist in your transition, you will be provided a one-time transition payment of $25,000 in April 2014.

As is our standard operating procedure, you will be required to sign a customary non-solicitation and non-disclosure agreement as part of your employment.  Additionally, and as we have discussed, all offers of employment are contingent upon receipt of information satisfactory to ISG, in its sole discretion, in response to a background and verification check of your employment history.

Jim, as we discussed, our vision at ISG is to build an industry leading, high-growth, information-based services company. We are making excellent progress and with your business, HR, communications, and legal expertise in professional services, research, software and services firms we know you will make significant contributions toward achieving our vision.

Please sign below and return a copy of this letter.  We look forward to you joining the ISG Team!

Sincerely,

Accepted and Agreed:

/s/ R. James Cravens
R. James Cravens